Exhibit 14




                            MemberWorks Incorporated


                                 Code of Conduct


                              As of April 26, 2004








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                                Table of Contents
                                -----------------



Section                                                           Page

General Standard & Practices                                       3
Protecting Company Assets                                          5
Record Keeping                                                     5
Public Disclosures                                                 6
Confidential Information                                           6
Conflicts of Interest                                              7
   Loans                                                           8
   Gifts & Gratuities                                              8
   Information                                                     8
   Payments                                                        8
   Employment                                                      8
Client Relations                                                   9
E-mail & Internet Compliance                                       9
Delegation of Authority                                            10
Securities Law & Insider Information                               10
Political Contributions                                            11
Human Resources                                                    12
    Equal Employment Opportunity                                   13
    Non-Harassment and Sexual Harassment                           13
Reporting Violation of Policies                                    14
Accountability                                                     15
Acknowledgement - Signature Page                                   16

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                          General Standards & Practices
                          -----------------------------

This policy, the MemberWorks Code of Conduct, has been adopted by the Board of Directors as our Company's code of ethics as required by Section 406 of the Sarbanes-Oxley Act of 2002. Our Code applies to all MemberWorks employees, members of the Board of Directors, consultants, contract labor or others, when they are representing or acting on behalf of the Company.

MemberWorks is dedicated to promoting integrity and maintaining the highest standards of ethical conduct in all of our activities. MemberWorks is committed to complying with all laws, rules and regulations applicable to the conduct of our business. Employees must avoid activities that could involve or lead to involvement of MemberWorks or its personnel in any unlawful practice. The employment of personnel or the use of MemberWorks assets for any unlawful purpose is strictly forbidden.

Over and above the strictly legal aspects of compliance, all MemberWorks employees are expected to observe the highest standards of business and personal ethics in the discharge of their assigned responsibilities. This means behaving honestly and with integrity at all times, whether dealing with other MemberWorks employees, the public, the business community, shareholders, consumers, or clients. It also means avoiding any questionable relationship with persons or companies with whom MemberWorks transacts or is likely to transact business, avoiding disclosure to others of confidential information obtained in the course of MemberWorks employment, and avoiding situations which may place employees in a conflict of interest situation to the possible detriment of MemberWorks and/or themselves.

It is the policy of the Company to comply with all applicable laws and to act fairly, impartially and in an honest and proper manner in all cases. The highest standards of conduct are required of our employees and all persons who act on our behalf, which includes contractors and consultants.

However, no set of guidelines can cover all situations that MemberWorks employees may encounter. When in doubt, employees should ask the following questions:

o    Would my action inspire trust?

o    Is my action legal? If legal, is it ethical?

o    Are my actions honest in every respect?

o Can I defend this action with a clear conscience before my supervisor, my fellow employees and the general public?

o Would my supervisor act this way? Would it be helpful or advisable to ask my supervisor before I act?

o    Would I be proud to read about my action in the newspaper?

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Compliance with the MemberWorks Code of Conduct is a condition of employment.
Failure to comply may result in a range of disciplinary actions, including dismissal. Failure by any MemberWorks employee to disclose violations of these standards and practices by other MemberWorks employees or contract workers is also grounds for disciplinary action.

Periodically, MemberWorks asks employees to acknowledge their commitment to the spirit and letter of the MemberWorks Code of Conduct by signing an acknowledgement document. All new employees will also be asked to sign the acknowledgement document during their orientation. The acknowledgement document is the last page of this Code of Conduct and must be signed and returned to the Benefits Manager once the Code has been reviewed by the employee.

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Protecting Company Assets
-------------------------

Accuracy and reliability of MemberWorks' business records are not only mandated by law, but are of critical importance to the Company's decision-making process and to the proper discharge of MemberWorks' financial and legal reporting obligations. All business records, accounts, and reports to government agencies and others must be prepared promptly and with care and honesty. False or misleading entries in the Company's records are unlawful and are not permitted. No officer or employee, regardless of position, is authorized to depart from this requirement or to condone a departure by anyone else. All Company funds, assets and liabilities must be recorded in accordance with appropriate Company accounting procedures.

All employees must ensure that accounting and internal control procedures are strictly adhered to at all times. Employees should advise the responsible person in their department or other appropriate management of any deviations they observe in such procedures.


Record Keeping
--------------

MemberWorks' records of its transactions are important corporate assets. Each group must make its own initial determination of how long its records need to be retained for effective operations ("Group Document Retention Program") in accordance with MemberWorks' Record Retention Policy which is available from the Legal Department. Each Group Document Retention Program may be adjusted from time-to-time to comply with legally required retention periods. All group records must be retained for the period established by the applicable Group Document Retention Program. The basic purpose of the Record Retention Policy is to ensure that the books, invoices, records and accounts of the Company are kept in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company. Each employee is required to maintain accurate and fair records of transactions, time reports, expense accounts, and other company records related to their functions.

In this respect, the following guidelines must be followed:

o No undisclosed, unrecorded, or "offbook" funds or assets should be established for any purpose;

o    No false or fictitious invoices should be paid or created;

o    No false or artificial entries should be made or misleading reports issued;

o Assets and liabilities of the Company shall be recognized and stated in accordance with the Company's standard practices and GAAP.

o All documents must be retained in accordance with the Company's Document Retention Policy and the applicable Group Document Retention Program.

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Public Disclosures
------------------

All disclosures made in all periodic reports and documents filed with the Securities and Exchange Commission, and other public communications by the Company must be full, fair, accurate, timely and understandable. This obligation applies to all employees with any responsibility for the preparation of such reports, including drafting, reviewing, and signing or certifying the information contained therein. This requires operating in an environment of open communication, while not compromising confidential information.


Confidential Information
------------------------

Confidential information may include various kinds of information, but certainly includes internal, confidential, proprietary or secret information related to MemberWorks' business. Most of MemberWorks' processes and much of our other know-how and experience are protected as trade secrets. Such trade secrets are valuable assets. Other examples of confidential information include computer passwords and software, product formulations, business forecasts, plans and strategies and information concerning our members, operations, customers and vendors.

MemberWorks' employees must not disclose confidential information to anyone outside of MemberWorks without specific authorization. This applies both during employment and afterwards. Unauthorized disclosures (sometimes called "theft" or "misappropriation") may result in a loss of the value of the trade secrets and may constitute a crime or amount to a breach of contract.

To protect the Company's confidential information:

o Confidential information of the Company should be disclosed within the Company only on a need-to-know basis.

o Confidential information of the Company (paper or electronic) should be marked "CONFIDENTIAL", as necessary.

o Confidential information of the Company should be disclosed outside the Company only when required by law or when necessary to further the Company's business activities and in accordance with the Company's disclosure guidelines.

We also have an obligation to protect the confidential information provided to us by our clients during the course of business. They expect this from us just as we expect it from them.

Violation of these standards and procedures will subject the employee to disciplinary action, up to and including termination of employment.

Collecting information on our competitors from legitimate sources to evaluate the relative merits of their products, services and marketing methods is proper and often necessary. However, there are limits to the ways information should be acquired. Industrial espionage is obviously wrong, but so is seeking confidential information from a new employee who recently worked for a competitor, or misrepresenting your identity in the hopes of getting confidential information from a competitor. Any form of questionable intelligence gathering is strictly against Company policy.

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Questions employees should ask themselves:

o If the president of a competitor knew I was using this means of obtaining information about his or her company, would he or she believe it was proper?

o If I changed jobs and went to work for a competitor, would it be appropriate for me to give to the competitor MemberWorks confidential information?

Please note that you may be asked to or may have already signed a separate confidentiality agreement with the Company which incorporates the foregoing principles.


Conflicts of Interest
---------------------

MemberWorks employees have an obligation to give their complete loyalty to the best interests of the Company. They should avoid any actions that may involve, or may appear to involve, a conflict of interest with the Company. "Conflict of Interest" generally describes situations where an employee's own interest may influence the way he or she handles Company business. It usually involves a situation where an employee or an employee's family members can benefit personally from transactions involving the Company.

While a possible conflict between personal interests and Company interests does not always result in damage to the Company, its very existence creates an inappropriate condition. Even the appearance of a conflict of interest should be avoided. It is not possible to describe all instances where a conflict of interest could occur. However, the guidelines below help define a potential conflict of interest.

A conflict of interest can exist when an employee or family member has a direct or indirect financial interest in, or receives any compensation or other benefit from, any individual or firm that:

o    Sells material, equipment or property to the Company;

o    Renders any service to the Company;

o    Has contractual relations or business dealings with the Company; or

o    Competes with or engages in a similar business as that of the Company.

A conflict may also exist when an employee uses Company equipment, personnel or facilities for personal gain. Financial interests in businesses do not include ownership of stock in corporations listed on a stock exchange, provided that the financial interest does not exceed one percent of the corporation's outstanding shares.

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Company business must be conducted solely on the basis of merit and open competition. Employees must refrain from actions that might impair their independent judgment or provide an unfair advantage to a contractor. The following illustrates some of the kinds of activities employees should avoid:

Loans

Employees should not borrow from the Company's customers or from individuals or companies with which the Company does business, except where the business of the client is to make consumer loans or to issue consumer credit (e.g. house mortgage.)

Gifts and gratuities

Employees should not solicit compensation, gifts, services, benefits or hospitality (including tickets to sporting, recreational or other events) from customers or suppliers. In addition, employees should not accept gifts, services, benefits or hospitality from any entity, representatives of any entity or any person that does or seeks to do business with the Company that might influence or appear to influence the employee's conduct in representing the Company. Gifts and entertainment may be exchanged at a level that does not exceed customary courtesies extended in accordance with ethical business practices (i.e., $250.) Employees can check with the General Counsel for further explanation of what constitutes inappropriate gifts and entertainment in your specific area of operations.

Information

Employees should not disclose or use for their own benefit, or the benefit of anyone other than the Company, information that is not known to the general public. Such information includes reports, internal memoranda, technical data, financial data, operating data and other information regarding the Company's business and operational activities and future plans.

Payments

Employees should not make illegal, questionable or unauthorized payments of money or other property to anyone.

Employment

Employees should not perform work or render services for an organization that competes with the Company or with which the Company does business without appropriate approval from management.

If you or a family member is engaged in activities that create or even appear to create a conflict of interest, you must immediately provide all pertinent information to your supervisor or a member of the Legal or Human Resources Department.

Questions employees should ask themselves:

o Could my outside business of financial interests adversely affect my job performance or judgment on behalf of MemberWorks?

o Can I reasonably conduct my business outside of normal company work hours and prevent my customers from contacting me at work?

o Will I be using Company equipment, materials or proprietary information in my outside business?

If you are unsure if an actual or potential conflict of interest exists in any potential situation, you should contact your immediate supervisor and/or a member of the Legal or Human Resources Department.


Client Relations
----------------

Business integrity is a key standard for the selection and retention of those who represent MemberWorks. Agents, representatives, or consultants must certify their willingness to comply with the Company's policies and procedures and must never be retained to circumvent our values and principles.

Appropriate business entertainment occurring in connection with business discussions or the development of business relationships is generally deemed appropriate in the conduct of official business. This may include business-related meals and trips, refreshments before or after a business meeting, and occasional athletic, theatrical or cultural events. As noted above in the gifts and gratuities section, gifts having a market value greater than $250 are not allowed, unless specifically approved by the General Counsel. Entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. This applies equally to giving or receiving entertainment.

Questions employees should ask themselves:

o Am I offering or giving something in order to obtain special treatment for the Company?

o    Will I favor this supplier because he or she gives me a gift?

o If my supervisor knew about the gift a supplier gave to me, would he or she approve?

o    How often this year have I provided gifts to this client?

o    How often this year have I taken gifts from this client?


E-mail & Internet Compliance
----------------------------

Business records are defined very broadly. They may include electronic mail and even individual notes and diaries. Use of e-mail is intended primarily for business purposes and must comply with MemberWorks' Electronic Communications and Monitoring Policy. All e-mail communications are the property of MemberWorks. Employees may not use e-mail for personal profit, advertising, soliciting funds, chain letters, or any communications that may damage MemberWorks' reputation. E-mail should be used with discretion when sending confidential or proprietary information. If any information is too sensitive for a memo, then it is likely too sensitive for an electronic mail communication. E-mail communications are not secure, and are essentially an electronic postcard.

Employees should also exercise good judgment when using the Internet at work. To control costs, the Internet should be used primarily for business purposes. The Internet is public, so please be careful not to disclose confidential information, or acquire unauthorized information over the Internet. Your use of the Internet, and the information you access, may be monitored by MemberWorks management and others. Accessing or distributing pornographic or offensive materials by Internet or e-mail is strictly prohibited.

When you write about Company business, remember that our business records are subject to compulsory disclosure to the government or private parties in litigation. More importantly, our records may be used by the news media to mold public opinion about the Company's image. Irrespective of where you write it, what you write may have significant consequences. Once sent, messages can be easily printed, edited and distributed.

Please note that you may be asked to or may have already signed MemberWorks' Electronic Communications and Monitoring Policy which incorporates the foregoing principles.


Delegation of Authority
-----------------------

Only MemberWorks' Chief Executive Officer, Chief Financial Officer, General Counsel, or employees who are specifically authorized by any one of these officers, may commit the Company to others. A "commitment", whether in writing or made orally, by MemberWorks includes the execution of any written agreement or any other undertaking that obligates or binds the Company in any respect, whether or not it involves the payment of money. Employees must never execute a document or otherwise commit the Company except as provided above.


Securities Law & Insider Information
------------------------------------

Because MemberWorks' stock and other securities are owned and traded by the public, MemberWorks is obligated by various laws to make prompt, full and fair public disclosure of information that may materially affect the market for its stock.

For these reasons, any information that reasonably could be expected to affect the market for MemberWorks' stock must be kept strictly confidential until public disclosure is made. Company employees who possess material, non-public information and who take advantage of their position to profit (or minimize losses) at the expense of less informed investors may be held civilly or criminally liable. Information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in arriving at a decision to buy, sell or hold stock or other securities. Disclosure of material, non-public information to others who buy or sell securities using that information can result in civil and criminal penalties.

Any person having such inside information is prohibited by law from buying or selling MemberWorks stock or other securities when that information has not been made public. Trading under such circumstances is illegal whether employees trade for their own benefit or for the benefit of others. It is also illegal if an employee does not engage in any securities trading but another person to whom the MemberWorks employee has disclosed the inside information does such trading.

These prohibitions apply to any MemberWorks employee who has material inside information, not just officers or managers. Although usually considered in the securities law context, the prohibition against using inside information also includes transactions in real estate and any other transaction where that inside information provides an unfair advantage.

No employee may trade in MemberWorks securities while in possession of inside information. Further, no employee who comes into possession of inside information about MemberWorks or any other company should trade in such company's securities. Additional information on securities law and insider trading is outlined in the MemberWorks Policy Statement on the Prevention of Insider Trading and Stock Tipping agreed to by you.

Questions employees should ask themselves:

o Does information I have learned about the Company make me want to buy stock?

o If the newspaper published what I know, would it make the Company's stock rise or fall?

o How would the trade I am considering look to government prosecutors if it became the subject of an investigation?

Please note that you may be asked to or may have already signed a separate insider trading/stock tipping prevention policy document which incorporates the foregoing principles.


Political Contributions
-----------------------

MemberWorks encourages all employees to exercise their rights of citizenship by voting, by making personal political contributions if they wish to do so with their own funds, and by being otherwise politically active, in support of candidates or parties of the employee's own personal selection. It should be clearly understood that such political activity by employees must be performed strictly in their individual and private capacities as responsible citizens and not on behalf of MemberWorks.

No political contributions for any candidate for U.S. federal office may be made for, or on behalf of, MemberWorks by any MemberWorks employee. Employees may make recommendations, however, to representatives of the MemberWorks Political Action Committee (a political action committee registered with the Federal Election Commission). Under federal law it is strictly prohibited to contribute corporate funds to any federal candidate.

Even in those state and local jurisdictions where corporate contributions are legal, no employee is authorized to make any political contribution, including the purchase of tickets to raise political funds and the furnishing of any goods or services, for or on behalf of MemberWorks, unless it has been cleared in accordance with established Company procedures and has been reviewed and approved by the General Counsel. Approved monetary contributions may be made only by company check payable to the candidate or political committee in question.

MemberWorks believes that it is not advisable to become involved in the internal political affairs of a foreign country. Accordingly, neither MemberWorks nor any employee may make a foreign political contribution on behalf of MemberWorks. It is also important to recognize that employee activities in this area put the individual and the Company at great risk of federal prosecution, fines and/or jail.


Human Resources
---------------

All employees and supervisors, regardless of level, shall endeavor to meet the following objectives:

o Respect each employee, consultant, contract laborer, representative of customers, suppliers and contractors as an individual, showing courtesy and consideration and fostering personal dignity. Members of the management team shall use good judgment and exercise appropriate use of their influence and authority in their interactions with employees, clients, suppliers, customers, contractors and partners.

o Make a commitment to and demonstrate equal treatment of all employees, workers, customers, suppliers and contractors without regard to race, color, gender, religion, age, national origin, citizenship status, veteran status, sexual orientation or disability.

o Provide employment opportunities to qualified individuals with disabilities and, in the United States, to Vietnam-era and other veterans.

o Encourage employees to voice their opinions freely about the policies and practices of the Company by communicating and practicing MemberWorks' open door policy.

o Provide a workplace free of harassment on the basis of race, color, gender, religion, age, national origin, citizenship status, veteran status, sexual orientation or disability.

o Keep employees generally informed of the policies, plans and progress of the Company through regular communications.

o Afford employees a reasonable opportunity, consistent with the needs of the Company, for training to become better skilled in their jobs.

o    Provide and maintain a safe, healthy and orderly workplace.

o Assure uniformly fair compensation and benefit practices that will attract, reward and retain quality employees.

Equal Employment Opportunity

It is the policy of MemberWorks to ensure equal treatment for all employees and applicants, regardless of race, color, religion, national origin, age, sex, sexual orientation, or mental/physical capacity. This policy applies to all company activities, including, but not limited to, recruiting, hiring, training, transfers, promotions and benefits.

Questions employees should ask themselves:

o    Will my decision be consistent with company policy?
o    Am I considering only objective job related factors?
o    Do I expect all employees to meet the same standards?

Non-Harassment and Sexual Harassment

It is Company policy to provide a workplace free from tensions involving matters that do not relate to the Company's business. In particular, an atmosphere of tension created by ethnic, racial, sexual or religious remarks, unwelcome sexual advances, or requests for sexual favors, will not be tolerated.

Harassment of employees, applicants, customers, contractors or suppliers by other employees is a violation of Company policy. Harassment includes, without limitation, verbal harassment (epithets, derogatory statements, slurs), physical harassment (hitting, pushing or other aggressive physical contact) and visual harassment (posters, cartoons, drawings).

Harassment may be unlawful and is prohibited whether it occurs in the workplace, at customer or vendor sites, or at other employment-related events or activities. However, the objectionable conduct need not be unlawful to violate Company policy. Company policy prohibits all inappropriate harassing conduct, whether or not the conduct is so severe as to be considered a violation of law.

Unlawful sexual harassment is defined as unwelcome sexual advances, requests for sexual favors, and verbal or physical conduct of a sexual nature, (1) when submission to or rejection of such conduct is made either explicitly or implicitly a term or condition of employment; (2) or is used as a basis for employment decisions; or (3) when such conduct has the purpose or effect of unreasonably interfering with an individual's work performance by creating an intimidating, hostile, humiliating or sexually offensive work environment.

While it is not possible to provide an exhaustive list of conduct that violates the Company's sexual harassment policy, what follows are examples of conduct which may constitute policy violations, regardless of intent:

     o   Sexual advances
     o   Requests for sexual favors
     o The exchange of sexual favors for actual or promised job benefit or salary enhancement
     o   Use of sexual epithets
     o   Inappropriate references to male or female anatomy
     o   Written or verbal references to sexual conduct
     o   Gossip regarding one's sexual activities or prowess
     o   Repeated requests for dates
     o   Leering, whistling or touching
     o   Inquiries or comments about another's sex life
     o   Assault or coerced sexual activity
     o   Displaying sexually suggestive objects, pictures, cartoons
     o   Telling sexual jokes

Employees who observe, learn of, or are subjected to harassment, are responsible immediately to report the conduct to Human Resources, attention Senior Vice President, for prompt investigation. Investigations will be conducted in as discrete and as confidential a manner as is practicable.

Retaliation against individuals who report such violations of policy, or against those who provide information in an investigation of such violations, is also a violation of policy.

MemberWorks will act promptly and vigorously to take corrective action and appropriate discipline with respect to any harassment or retaliation, up to and including termination of offending individuals.

Questions employees should ask themselves:

o    How would I feel if I were subjected to the same treatment?
o    Am I giving his or her point of view as much consideration as my own?


Reporting Violations of Policies
--------------------------------

There are no easy answers to many ethical issues we face in our daily business activities. In some cases the right thing to do will be obvious, but in other more complex situations, it may be difficult for an employee to decide what to do. When an employee is faced with a tough ethical decision or whenever they have any doubts as to the right thing to do, they can and should talk to the Legal Department or Human Resources. The Company has established a system for reporting violations of any of the Company policies, as well as any suspected misconduct by any employee or representative of the Company. This may be done anonymously through (203) 674-7069 or (203) 674-7020 or in writing sent via interoffice mail to: Attention: General Counsel or Attention: Senior Vice President - Human Resources.

In addition, the Company has created a process for employees to communicate complaints or concerns about accounting, internal accounting controls or auditing matters. These concerns can and should be communicated to the Audit Committee of the Board of Directors by leaving an anonymous message on an independent hotline at 1-877-879-2787.

MemberWorks will not permit any form of retribution against any person, who, in good faith, reports known or suspected violations of Company policy.


Accountability
--------------

The responsibility for observing the Code of Conduct, including the duty to seek interpretation when in doubt, rests with each employee. No officer or employee in any position is authorized to depart from MemberWorks' standards and practices or to condone a departure by anyone else. Strict compliance with Company standards and practices described in this Code of Conduct is required. Violations of this code are cause for corrective action which may result in disciplinary action up to and including discharge.

In summary, MemberWorks expects every employee to use his or her best efforts to meet MemberWorks' high ethical and compliance standards. Choosing a "quick fix" or taking a "short cut" around the law or our standards may subject MemberWorks, and you personally, to substantial penalties.

This Code of Conduct will also continue to be reviewed regularly, with any updates made available to employees.

Finally, please remember that compliance is an ongoing activity. Day in and day out, we must always adhere to the highest standards of honesty and integrity in the conduct of our business.

                                 ACKNOWLEDGEMENT


I acknowledge that I have received the MemberWorks Code of Conduct, and understand that every employee is required to comply with its terms.

I hereby agree to comply with the terms of the MemberWorks Code of Conduct.



--------------------------------            --------------------------------
          Signature                                       Date









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